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                                                       EXHIBIT 11


                         STONE CONTAINER CORPORATION
                  COMPUTATION OF PRIMARY AND FULLY DILUTED
                        NET INCOME (LOSS) PER SHARE
                      (in millions, except per share)



                                      Three Months Ended  Six Months Ended
                                           June 30,           June 30,
                                         1997      1996      1997      1996
Primary Earnings Per Share
  Shares of Common Stock:
    Weighted average number of
     common shares outstanding......     99.3      99.2      99.3      99.4
  Primary Weighted Average Shares
    Outstanding.....................     99.3      99.2      99.3      99.4

  Net income (loss).................  $(120.7)  $ (21.1)  $(217.4)  $  11.3
  Less:
    Series E Cumulative Convertible
      Exchangeable Preferred Stock
      dividend......................     (2.0)     (2.0)     (4.0)     (4.0)
  Net income (loss) used in
   computing primary net income
   (loss) per common share..........  $(122.7)   $(23.1)  $(221.4)  $   7.3
  Primary Earnings Per Share........  $ (1.23)   $ (.23)  $ (2.23)  $   .07

Fully Diluted Earnings Per Share
  Shares of Common Stock:
    Weighted average number of
     common shares outstanding......     99.3      99.2      99.3      99.4
    Dilutive effect of options and
     warrants.......................       --        .3        --        --
    Addition from assumed conversion
     of 8.875% convertible senior
      subordinated notes............      5.1       5.2       5.1       5.2
    Addition from assumed conversion
     of 6.75% convertible
     subordinated debentures........      1.3       1.3       1.3       1.3
    Addition from assumed conversion
     of Series E Cumulative
     Convertible Exchangeable
     Preferred Stock................      3.4       3.4       3.4       3.4
  Fully Diluted Weighted Average
   Shares Outstanding...............    109.1     109.4     109.1     109.3

  Net Income (loss).................  $(120.7)  $ (21.1)  $(217.4)  $  11.3
  Less:
    Series E Cumulative Convertible
     Exchangeable Preferred Stock
     dividend.......................     (2.0)     (2.0)     (4.0)     (4.0)
Add back:
    Interest on 8.875% convertible
     senior subordinated notes.....        .8        .8       1.6       1.6
    Interest on 6.75% convertible
     subordinated debentures.......        .5        .5        .9        .9
    Series E Cumulative Convertible
     Exchangeable Preferred Stock
     dividend......................       2.0       2.0       4.0       4.0

  Net income (loss) used in
   computing fully diluted net income
   (loss) per common share.........   $(119.4)  $ (19.8)  $(214.9)  $  13.8
  Fully Diluted Earnings Per
   Share(A)........................   $ (1.09)  $  (.18)  $ (1.97)  $   .13



(A) Fully diluted earnings per share for the three and six months ended June 30, 1997 and 1996 are not presented in the consolidated financial statements due to anti-dilutive nature.

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